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                                                                   EXHIBIT 10(d)

                             GENERAL RE CORPORATION

                         RETIREMENT PLAN FOR DIRECTORS

                         EFFECTIVE DATE: AUGUST 1, 1987
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                             GENERAL RE CORPORATION

                          RETIREMENT PLAN FOR DIRECTORS

1.       Purpose.

         There is hereby established the Retirement Plan for Directors (the "Plan") of General Re Corporation (the "Corporation"). The Plan is designed to enhance the Corporation's ability to attract and retain competent and experienced Directors by providing retirement benefits for Directors of the Corporation who retire after August 1, 1987.

2.       Definitions - For purposes of this Plan,

         Board means the board of directors of the Corporation;

         Director means a member of the Board;

         Final Retainer means an amount equal to the annual retainer in effect at the time of any Director's Retirement, payable to such Director as compensation for services as a non-employee Director; provided, however, that Final Retainer shall not include any fees paid for being chairman of any committee of the Board or for attendance at meetings of the Board or any committee of the Board;

         Retirement means the cessation of service as a Director after attaining age 70, other than by reason of death or removal for cause. Removal for cause shall be determined at the sole discretion of the Corporation.

3.       Eligibility

         Upon Retirement from the Board on or after August 1, 1987, any Director who has completed five or more years of service as a non-employee Director shall be eligible for retirement benefits provided hereunder.

4.       Benefits

         The retirement benefits payable to a Director hereunder shall be an annual amount equal to 75% of the Final Retainer which shall be paid, during such Director's lifetime, for the greater of (a) five years, or
         (b) the number of complete years of service served by such Director as a non-employee Director following the 1987 Annual Meeting of the Stockholders of the Corporation. Payment of benefits shall commence as of the first day of the calendar quarter next following the date of the Director's Retirement, and shall be payable in quarterly installments. If payments are being made under this Plan at the time of a Director's death, payments shall cease with the payment due for the calendar quarter in which the Director's death occurs. If a Director dies before Retirement, no benefit shall be payable.

5.       Forfeiture

         Any Director who refuses to be available for consultation regarding the affairs of the Corporation, either prior to or subsequent to Retirement, shall forfeit all benefits otherwise provided under this Plan.
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6.       Provision of Benefits

         This Plan shall be unfunded. All benefits payable hereunder shall be provided from the general assets of the Corporation. No Director shall acquire any interest in any specific assets of the Corporation by reason of this Plan.

7.       Amendment and Termination

         The Corporation reserves the right to terminate this Plan or amend this Plan in any respect at any time; provided, however, that no such termination or amendment may reduce the benefits of any Director who has retired hereunder prior to the time of the amendment or termination. Any amendment of the Plan may be effected by the compensation committee of the Board.

8.       Successor Liability

         The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization or from any reincorporation or change of name of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation.

9.       Tax Withholding

         The Corporation will deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

10.      Administration

         This Plan shall be administered by the Compensation Committee of the Board. Such committee's final decision, in making any determination or construction under this Plan and in exercising any discretionary power, shall in all instances be final and binding on all persons having or claiming any rights under this Plan.

11.      Miscellaneous

         The adoption and maintenance of this Plan shall not constitute a contract between the Corporation and any Director. Nothing herein contained shall be deemed to give to any Director the right to be retained as a Director, nor shall it interfere with the Director's right to terminate his directorship at any time.

         No benefit payable hereunder shall be subject to alienation or assignment.